Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 of AML Communications, Inc. of our report dated May 6, 2005 on our audit of the consolidated financial statements of AML Communications, Inc. as of March 31, 2005, and the results of its operations and cash flows for the year ended March 31, 2005.

/s/ Kabani & Company, Inc.
Kabani & Company, Inc.
Fountain Valley, California

October 31, 2005